COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. INFORMED OF WELLS NOTICE TO BE ISSUED ON PREVIOUSLY DISCLOSED INQUIRY

Oklahoma City, Oklahoma – April 1, 2008 - LSB Industries, Inc. (“LSB”) (AMEX: LXU), today announced that it has been notified by the staff of the Securities and Exchange Commission ("SEC") that LSB will receive a formal "Wells" notice relating to a previously disclosed informal inquiry by the SEC staff of one of its subsidiary’s change in inventory accounting from LIFO to FIFO prior to 2005.  The accounting change involved approximately $500,000 and resulted in the restatement of certain of our annual and quarterly financial statements.  LSB first disclosed an informal inquiry from the SEC relating to this matter during August 2006.

The SEC staff indicated that the “Wells” notice will state that the SEC staff preliminarily decided to recommend that the SEC institute a civil enforcement action relating to the change in inventory accounting method against LSB and its principal accounting officer.  Under the process established by the SEC, we will have the opportunity to respond in writing to the notice before the staff makes its formal recommendation to the SEC.

We intend to respond to the “Wells” notice once it is received and to vigorously defend any action brought by the SEC.  We cannot predict the outcome or timing of this matter.

LSB is a manufacturing, marketing and engineering company.  LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities.  LSB is included in the Russell 2000 Index and the Russell 3000 Index.

This press release contains certain statements which may constitute forward-looking statements within the meaning of the Private Securities Reform Act of 1996, including, but not limited to, “receipt of a ‘Wells’ notice and cannot predict the outcome or timing of this matter.”  Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions and the “Risk Factors” contained in, and the other factors listed under the heading “Special Note Regarding Forward-Looking Statements” in, our 2007 Form 10-K, as amended by our 10-K/A Amendment No. 1.

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